American Public Education Reports First Quarter 2019 Results

Announces $35 Million Share Repurchase Program

CHARLES TOWN, W.Va., May 7, 2019 /PRNewswire/ -- American Public Education, Inc. (Nasdaq: APEI) – parent company of online learning provider American Public University System (APUS) and campus-based Hondros College of Nursing (HCN) – announced financial results for the three months ended March 31, 2019.

Selected Financial Data:

  First quarter 2019 consolidated revenue decreased 2% to $73.4 million, compared to $75.0 million in the same period of 2018.
  GAAP net income for the first quarter of 2019 decreased to $1.0 million, or $0.06 per diluted share, compared to net income of $4.6 million, or $0.28 per diluted share, in the same period of 2018.
  Adjusted net income for the first quarter of 2019 was $5.3 million, or $0.32 per diluted share.  Adjusted net income for the first quarter of 2019 excludes a non-cash expense of $5.9 million associated with a reduction in the carrying value of goodwill for the Company's HCN Segment, as well as the applicable tax effect of the adjustment. For additional information regarding adjusted net income (a non-GAAP measure), please refer to "GAAP to Adjusted Net Income Reconciliation" in the financial tables that follow.
  APEI Segment revenue was $65.7 million or approximately flat compared to the first quarter of 2018.  APEI Segment income from operations before interest income and income taxes increased 47% to $7.5 million, compared to $5.1 million in the first quarter of 2018.
  American Public Education's Board of Directors has authorized a program to repurchase up to $35 million of the Company's common stock.

Registrations and Enrollment:

  Net course registrations at APUS increased 1% year-over-year in the first quarter of 2019. Net course registrations by new students increased by approximately 8% year-over-year in the first quarter of 2019.1
  As of March 31, 2019, APUS student enrollment decreased 2% to 81,200 students, compared to the prior year. 2
  For the three months ended March 31, 2019, total student enrollment at HCN declined by 15% year-over-year and new student enrollment decreased by approximately 32% year-over-year.3

Financial Results:

Total consolidated revenue for the first quarter of 2019 decreased by 2% to $73.4 million, compared to total revenue of $75.0 million in the first quarter of 2018. Consolidated income from operations before interest income and income taxes in the first quarter of 2019 decreased to $1.4 million, compared to consolidated income from operations before interest income and income taxes of $6.2 million in the first quarter of 2018.

Consolidated income from operations before interest income and income taxes in the three months ended March 31, 2019 includes approximately $1.3 million in pre-tax professional fees associated with the evaluation of an acquisition and the prior year period includes $1.7 million in pre-tax expenses associated with the voluntary reduction in force program announced on March 12, 2018.

Income from operations before interest income and income taxes in our APEI Segment increased 47% to $7.5 million, compared to $5.1 million in the first quarter of 2018. The loss from operations before interest income and income taxes in our HCN Segment was $6.1 million during the three months ended March 31, 2019, compared to income of $1.0 million in the same period of 2018, primarily as a result of the goodwill impairment and a decrease in revenue due to lower enrollment during the three months ended March 31, 2019.

GAAP net income for the first quarter of 2019 decreased to $1.0 million, or $0.06 per diluted share, compared to net income of $4.6 million, or $0.28 per diluted share, in the same period of 2018. The weighted average diluted shares outstanding for the first quarters of 2019 and 2018 were approximately 16.7 million and 16.5 million, respectively.

Adjusted net income for the first quarter of 2019 was $5.3 million, or $0.32 per diluted share. Adjusted net income for the first quarter of 2019 excludes a non-cash expense of $5.9 million associated with a reduction in the carrying value of goodwill for the Company's HCN Segment as well as the applicable tax effect of the adjustment. For additional information regarding adjusted net income (a non-GAAP measure), please refer to "GAAP to Adjusted Net Income Reconciliation" in the financial tables that follow.

Total cash and cash equivalents as of March 31, 2019 were approximately $215.9 million, compared to $212.1 million as of December 31, 2018. Capital expenditures were approximately $1.6 million for the three months ended March 31, 2019, compared to $1.7 million in the prior year period. Depreciation and amortization was $4.1 million for the three months ended March 31, 2019, compared to $4.5 million in the prior year period.

Registrations and Enrollment:

American Public University System[1]
For the three months ended March 31,	2019	2018	% Change
Net Course Registrations by New Students	10,120	9,370	8%
Net Course Registrations	84,300	83,300	1%

As of March 31,
APUS Student Enrollment[2]	81,200	82,700	-2%

Hondros College of Nursing[3]
For the three months ended March 31,	2019	2018	% Change
New Student Enrollment	340	500	-32%
Total Student Enrollment	1,700	2,000	-15%

1APUS Net Course Registrations represent the approximate aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty.

2APUS StudentEnrollment represents the number of unique active students, including those who take an approved leave of absence for up to two years, who have reached the eighth day of their first course or who have completed at least one course within the last 12 months for which a grade was received.

3HCNStudent Enrollment represents the total number of students enrolled in a course after the date by which students may drop a course without financial penalty.

Share Repurchase Program:

American Public Education's Board of Directors has authorized a program to repurchase up to $35 million of shares of the Company's common stock.

The share repurchase is subject to market conditions, applicable legal requirements and other factors. The repurchases may be made in open market transactions or privately negotiated transactions. The authorization does not obligate the Company to acquire any shares, and purchases may be commenced or suspended at any time based on market conditions and other factors that the Company deems appropriate.

Second Quarter 2019 Outlook:

The following statements are based on American Public Education's current expectations. These statements are forward-looking and actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements for any reason unless required by law.

American Public Education anticipates second quarter 2019 consolidated revenues to decline between 6% and 2% year-over-year. The Company expects consolidated net income of between $0.25 and $0.30 per diluted share in the second quarter of 2019.

American Public Education also expects the following results from its subsidiaries in the second quarter of 2019:

  At APUS, the change in total net course registrations is expected to be between a 3% decrease and a 2% increase year-over-year and the change net course registrations by new students is expected to be between a 4% decrease and a 1% increase year-over-year. 1
  At HCN, total student enrollment decreased approximately 24% year-over-year and new student enrollment decreased by approximately 35% year-over-year for the three months ended June 30, 2019.3

Non-GAAP Financial Measure ("Adjusted Net Income"):

This press release contains the non-GAAP financial measure of adjusted net income for the three months ended March 31, 2019 that excludes a pretax, non-cash expense of $5.9 million associated with a reduction in the carrying value of goodwill for the Company's HCN Segment as well as the applicable tax effect of the adjustment. American Public Education believes that the use of adjusted net income is useful because it allows investors to better compare results to prior year periods.

This non-GAAP measure should not be considered in isolation or as an alternative to measures determined in accordance with generally accepted accounting principles in the United States (GAAP). The principal limitation of adjusted net income is that it excludes expenses that are required by GAAP to be recorded. In addition, non-GAAP measures are subject to inherent limitations as they reflect the exercise of judgment by management about which expenses are excluded.

American Public Education is presenting adjusted net income in connection with its GAAP results and urges investors to review the reconciliation of adjusted net income to the comparable GAAP financial measures that is included in the tables following this press release (under the caption "GAAP to Adjusted Net Income Reconciliation") and not to rely on any single financial measure to evaluate its business.

Webcast:

A live webcast of the Company's first quarter 2019 earnings conference call will be broadcast today at 5:00 p.m. Eastern time. This call will be open to listeners who log in through the Company's investor relations website, www.apei.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

About American Public Education
American Public Education, Inc. (NASDAQ: APEI) is a leading provider of higher learning dedicated to preparing students all over the world for excellence in service, leadership and achievement. The Company offers respected, innovative and affordable academic programs and services to students, universities and partner organizations through wholly owned subsidiaries: American Public University System and National Education Seminars Inc., which we refer to in this press release as Hondros College of Nursing. Together, these institutions serve more than 80,000 adult learners worldwide and offer more than 200 degree and certificate programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, nursing and liberal arts. For additional information, please visit www.apei.com.

Forward Looking Statements
Statements made in this press release regarding American Public Education, Inc., or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc. and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate," "believe," "seek," "could," "estimate," "expect," "intend," "may," "should," "will" and "would." These forward-looking statements include, without limitation, statements regarding expected growth, expected registration and enrollments, expected revenues, expected earnings, and plans with respect to recent, current and future initiatives, investments and partnerships. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company's Annual Report on Form 10-K for the year ended December 31, 2018, Quarterly Report on Form 10-Q for the period ended March 31, 2019, and other filings with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, unless required by law, even if new information becomes available or other events occur in the future.

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2019	2018
	(Unaudited)

Revenues	$73,441	$74,967
Costs and expenses:
Instructional costs and services	27,915	29,686
Selling and promotional	15,047	15,581
General and administrative	19,065	18,888
Loss on disposals of long-lived assets	126	128
Impairment of goodwill	5,855	—
Depreciation and amortization	4,051	4,522
Total costs and expenses	72,059	68,805

Income from operations before
interest income and income taxes	1,382	6,162
Interest income, net	1,053	493
Income before income taxes	2,435	6,655

Income tax expense (benefit)	(63)	1,865
Equity investment loss	(1,487)	(201)
Net income	$1,011	$4,589

Net income per common share:
Basic	$0.06	$0.28
Diluted	$0.06	$0.28

Weighted average number of
common shares:
Basic	16,533	16,360
Diluted	16,662	16,534

	Three Months Ended
Segment Information:	March 31,
	2019	2018
Revenues:
American Public Education, Inc.	$65,721	$65,668
Hondros College of Nursing	$7,747	$9,299
Intersegment Elimination[1]	$(27)	$—
Income from operations before
interest income (loss) and income taxes:
American Public Education, Inc.	$7,522	$5,130
Hondros College of Nursing	$(6,146)	$1,032
Intersegment Elimination[1]	$6	$—

[1]Effective January 1, 2019, the APEI Segment began charging the HCN Segment for the value of courses taken by HCN Segment employees at American Public University System. The intersegment revenue elimination is the elimination of this intersegment revenue in consolidation.

GAAP to Adjusted Net Income Reconciliation:
The following table sets forth the reconciliation of the Company's reported GAAP net income to the calculation of adjusted net income for the three months ended March 31, 2019 and 2018:

(In thousands, except per share data)

	Three Months Ended March 31,
	2019		2018
	$	Per Share	$	Per Share

Net income:	$1,011	$0.06	$4,589	$0.28
Add adjustments:
Impairment of goodwill	5,855	0.35	—	—
Tax effect of the non-GAAP adjustment	(1,615)	(0.10)	—	—
Adjusted net income:	$5,251	$0.32	$4,589	$0.28

Weighted average number of diluted
common shares outstanding:	16,662		16,534

CONTACT: Richard W. Sunderland, Jr., CPA, Executive Vice President and Chief Financial Officer, 304.885.5371; Christopher L. Symanoskie, IRC, Vice President, Investor Relations, 703.334.3880